Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Management Incentive Plan of Calavo Growers, Inc. of our reports dated January 17, 2012, with respect to the consolidated financial statements and schedule of Calavo Growers, Inc. and the effectiveness of internal control over financial reporting of Calavo Growers, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

January 17, 2012